Exhibit 99
HILL-ROM REPORTS SECOND QUARTER REVENUE GROWTH
OF 12.0 PERCENT TO $375.2 MILLION AND ADJUSTED
EARNINGS PER FULLY DILUTED SHARE FROM CONTINUING
OPERATIONS OF $0.26, UNCHANGED FROM THE PRIOR YEAR
•	Both capital sales and rental revenue increase 12.0 percent demonstrating balanced growth
•	Hill-Rom reporting for first time since separation; strategic investments showing results
•	Management updates financial guidance based on year to date performance and operational momentum
BATESVILLE, Ind., May 13, 2008 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), reporting for the first time since the spin-off of the funeral services business, today announced unaudited financial results for its fiscal second quarter ended March 31, 2008. Results included revenue of $375.2 million, a $40.2 million or 12.0 percent increase from $335.0 million in the prior year comparable period. On a constant currency basis, revenue increased 9.0 percent.
Consolidated net income from continuing operations, which excludes results attributable to the funeral services business and certain other costs associated with the separation, was $9.4 million, or $0.15 per fully diluted share—a decrease of 40.0 percent. On an as adjusted basis, fully diluted earnings per share from continuing operations for the second quarter of fiscal 2008 were $0.26 compared to the same amount per fully diluted share in 2007. Adjustments to the current year relate to a number of costs associated with the separation of the funeral services business, including non-recurring costs of separation, a stock modification charge to maintain the value of existing equity compensation, and a loss on the extinguishment of debt. The adjustment in the prior year related to antitrust litigation expenses.
On March 31, 2008, we completed the spin-off of its funeral services business operating under the Batesville Casket name. Accordingly, the results of operations of the funeral services business, including certain separation costs and other income and expenses assigned to the funeral services business, have been presented as discontinued operations for all periods presented in the Condensed Consolidated Statements of Income.
Management Comments
Peter H. Soderberg, president and CEO of Hill-Rom, commented, “We are pleased that the strategic investments we have pursued over the last five quarters are helping to produce the balanced, double-digit growth experienced in both our capital sales and rental revenue. While we continue to face challenges due to competitive pressures and commodity cost increases, this quarter maintains our trend of accelerating revenue growth. Now that the separation of the health care and funeral services businesses is behind us, we can singularly focus on the continued execution of our strategic imperatives to develop our business more rapidly across the continuum of care, and around the world, while expanding our margins.”
Soderberg continued, “All of our reporting segments showed both capital sales and rental revenue growth. Our North America Acute Care segment revenue performance was led by 15.5 percent growth in rental revenue derived from our proprietary therapy rental products. Our International and Surgical segment revenue once again showed significant growth of over 22 percent growth on a constant currency basis, reflecting the success of several new products and the beginnings of our initiative to build our franchise in medicalized long term care in Europe. Finally, our North America Post-Acute Care segment continues to provide important growth opportunities as evidenced by the 11.9 percent revenue increase on the strength of a significant increase in capital product sales.”
“Today we are updating our guidance to reflect our second quarter results and the confidence that our strategic initiatives are on track. During the second half we expect our revenue growth rate to be mid-to-high single digits, gross profit to increase ten to twenty percent, and operating income as adjusted to increase well in excess of gross profit as we experience better operating expense leverage. These projections assume that we continue to see the robust pipeline of capital spending projects in North America that we see at this time,” Soderberg concluded.

Other second quarter revenue highlights regarding Hill-Rom business segments:
— North America Acute Care. Hill-Rom North America Acute Care revenue increased $11.5 million, or 5.2 percent, to $230.9 million—including $2.5 million of favorable exchange rate movements. Capital sales increased 1.6 percent, or $2.5 million, due in part to the initial shipments of our new TotalCare Connect™ and TotalCare Connect Bariatric™ bed platforms in March. These platforms provide differentiated connectivity and a user-friendly caregiver interface. This growth, and strong sales increases in our maternity beds and stretchers, was, for the most part, offset by competitive pressure on our mid-acuity patient support systems and architectural products.
North America rental revenue increased by $9.0 million, or 15.5 percent, during the quarter. Therapy rental products in acute care grew in excess of 25 percent, due to a strong influenza and pneumonia season, sharply higher volumes from 2007 product launches in bariatric and wound care products, and the impact of a recent sole-source GPO contract win. Moveable medical equipment rentals continued to reflect year-over-year declines, although at much more modest rates.
— International and Surgical. Hill-Rom International and Surgical capital and rental revenue increased $23.8 million, or 32.5 percent, to $97.0 million. Constant currency growth of 22.1 percent was principally driven by strong performance in Europe, Asia, and within our surgical business. Capital sales, up $22.2 million, were positively affected by increased sales in Europe as a result of the AvantGuard™ 800 and 1200 beds and increased furniture sales in both acute care and long-term care markets. Rental revenue was also higher by $1.6 million due to favorable exchange rates and, we believe, increases in our market share.
— North America Post-Acute Care. Hill-Rom North America Post-Acute Care revenue increased $5.1 million, or 11.9 percent, to $48.0 million. Significant investments in new product development, sales channel additions, and information technology system enhancements during 2007 are beginning to yield results across most of our post acute care product lines. Capital sales revenue increased by $2.7 million, or 46.6 percent, primarily due to increased sales channel focus and improved support surface, frame and furniture sales. Sales of The Vest® respiratory care product continued to show solid increases, rising $1.0 million over the prior year quarter. Rental revenue increased $2.4 million, or 6.5 percent, primarily related to increased activity associated with our therapy rentals to the home and higher revenue on The Vest®. The overall favorability experienced in these areas was partially offset by continued softness in our low-end surfaces within our extended care rental lines.
Other Second Quarter Financial and Operational Highlights
Gross Profit and Operating Expenses:
•	Hill-Rom gross profit grew $15.1 million, or 9.9 percent, although gross margin declined 80 basis points to 44.6 percent, primarily due to strong international sales, which generally carry a lower margin. Two million dollars of start-up costs associated with the new Monterrey, Mexico facility and higher fuel and other commodity costs negatively impacted gross profit and margins.
•	Other operating expenses increased $24.9 million, or 20.4 percent. The higher expense levels were primarily due to increased spending previously outlined as part of our strategic plan, including research and development (up 18.5 percent over the prior year quarter to $14.8 million), higher sales and marketing expenses of 14.8 percent, and currency impacts. Other unfavorable expense items during the quarter include non-recurring separation-related charges of $7.3 million, and a $4.1 million unfavorable swing for self insurance reserves.
Other:
•	Expenses associated with the separation of the health care and funeral services businesses into independent companies resulted in the inclusion of the following items in Hill-Rom’s income from continuing operations on a GAAP basis (these items represent pre-tax adjustments made in determining Hill-Rom’s as adjusted fully diluted earnings per share figure for continuing operations):
•	Stock modification charge of $5.8 million

•	Debt extinguishment costs of $3.2 million

•	Other separation costs of $1.5 million

•	Cash flow from operations, which includes cash flows from the funeral services business through March 31, 2008, was $84.1 million for the second quarter, up $49.3 million, or 141.7 percent, from the prior year comparable period. Substantially all of the increase in cash flow for the quarter was generated by Hill-Rom.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, summary balance sheet information, and segment sales summaries.
For a more complete review of Hill-Rom’s second quarter results, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which will be filed later this week.
Financial Guidance Summary For 2008
Upon completion of the second quarter, management has determined that full year guidance will be adjusted as follows: Hill-Rom consolidated revenue guidance range for fiscal 2008 will increase to $1.464 – $1.486 billion from $1.427 – $1.476 billion; GAAP earnings per fully diluted share from continuing operations will decrease to $1.05 – $1.18 from $1.11 – $1.30, reflecting newly included non-recurring separation costs. Adjusted earnings per fully diluted share from continuing operations will increase to $1.18 – $1.32 from $1.13 – $1.32. Financial guidance in tabular format is included as an attachment.
Hill-Rom Holdings, Inc. provides earnings per share guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. This measure may exclude such items as strategic developments and significant litigation. Special items may be highly variable, difficult to predict, and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Additional assumptions and discussion will be provided during the Company’s conference call to be held later tomorrow morning. Information to access the webcast is provided below.
Conference Call Replay and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. EDT, 7 a.m. CDT, on Wednesday, May 14, 2008. During the event, management will discuss the results for the fiscal second quarter ended March 31, 2008, along with expectations for the remainder of fiscal 2008. The webcast is available at http://www.hill-rom.com or http://ir.hill-rom.com/eventdetail.cfm?eventid=53923 and will be archived on the company’s Web site through May 13, 2009 for those who are unable to listen to the live webcast. A replay of the call is also available through May 21, 2008 at 888-203-1112 (719-457-0820 International). Code 2411564 is needed to access the replay.
ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com

Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the recent spin-off of the funeral service business, failure to realize the anticipated benefits of the spin-off, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2007, its Current Report on Form 8-K filed with the SEC on March 17, 2008,and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which will be filed later this week. The Company assumes no obligation to update or revise any forward-looking statements.
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Hill-Rom Holdings, Inc.
Condensed Financial Information
Unaudited
(Dollars in millions except per share data)

	Quarterly Periods
Condensed Statement of Earnings	2Q08	1Q08	4Q07	3Q07	2Q07
Net revenues
Health Care sales	$255.3	$229.5	$276.6	$225.4	$227.9
Health Care rentals	119.9	111.9	95.4	103.1	107.1

Total revenues	375.2	341.4	372.0	328.5	335.0
Cost of revenues
Health Care cost of goods sold	150.3	136.5	162.0	132.3	130.2
Health Care rental expenses	57.6	52.9	50.6	50.7	52.6

Total cost of revenues	207.9	189.4	212.6	183.0	182.8
Gross profit
Health Care sales	105.0	93.0	114.6	93.1	97.7
Health Care rentals	62.3	59.0	44.8	52.4	54.5

Total gross profit	167.3	152.0	159.4	145.5	152.2
As a percentage of sales	44.6%	44.5%	42.8%	44.3%	45.4%

Operating expense	146.9	126.3	119.8	130.8	122.0
As a percentage of sales	39.2%	37.0%	32.2%	39.8%	36.4%

Litigation and special credits/(charges), net	—	(2.3)	1.6	—	(0.2)

Operating profit	20.4	23.4	41.2	14.7	30.0

Other income/(expense)	(3.5)	(2.8)	(1.2)	(4.1)	(4.4)

Income tax expense	7.5	8.2	11.1	3.8	9.9

Income from continuing operations	$9.4	$12.4	$28.9	$6.8	$15.7

Diluted earnings per share:
Earnings per share from continuing operations	$0.15	$0.20	$0.46	$0.11	$0.25

Average common shares outstanding — diluted (thousands)	62,566	62,403	62,393	62,241	61,944

Dividends per common share	$0.285	$0.285	$0.285	$0.285	$0.285

Consolidated Cash Flows from Operations *
Cash flow from operations	$84.1	$120.1	$88.5	$60.6	$34.8
Less: capital expenditures	(30.7)	(26.0)	(34.6)	(28.4)	(44.9)

Consolidated free cash flow	$53.4	$94.1	$53.9	$32.2	$(10.1)

Cash, cash equivalents and investment securities	$194.5	$289.8	$194.3	$146.1	$117.7

Hill-Rom Capital Expenditures	$28.7	$23.7	$27.2	$23.4	$42.0
Hill-Rom Depreciation & Amortization	$25.5	$24.4	$21.5	$22.8	$22.6

*	Consolidated cash flow amounts are “as reported” and thus include cash flows from funeral services business through March 31, 2008.

Consolidated Results — Highlights
Revenues from Continuing Operations

	Q2 2008	Y/Y Foreign	Q2 2008	Q2 2007	Adj/Actual
($ In Millions)	Actual	Exchange	Adjusted	Actual	% Change

Acute Care	$230.9	$(2.5)	$228.4	$219.4	4.1%
Post Acute Care	48.0	—	48.0	42.9	11.9%
International and Surgical	97.0	(7.6)	89.4	73.2	22.1%
Total Eliminations	(0.7)	—	(0.7)	(0.5)	40.0%

Total	$375.2	$(10.1)	$365.1	$335.0	9.0%

	YTD 2008	Y/Y Foreign	YTD 2008	YTD 2007	Adj/Actual
($ In Millions)	Actual	Exchange	Adjusted	Actual	% Change

Acute Care	$442.2	$(3.7)	$438.5	$424.3	3.3%
Post Acute Care	96.1	—	96.1	88.4	8.7%
International and Surgical	180.5	(14.0)	166.5	144.7	15.1%
Total Eliminations	(2.2)	—	(2.2)	(1.4)	57.1%

Total	$716.6	$(17.7)	$698.9	$656.0	6.5%

Non-GAAP Financial Disclosures and Reconciliations- Second Quarter
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

	Income from Continuing			Income from Continuing
	Operations - 2008			Operations - 2007
		Income	Diluted		Income	Diluted
Second Quarter	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income from continuing operations — GAAP	$16.9	$7.5	$0.15	$25.6	$9.9	$0.25
Adjustments:
Antitrust litigation	—	—	—	1.2	0.8	0.01
Special charges	—	—	—	0.2	(0.1)	—
Stock modification charge	5.8	2.1	0.06	—	—	—
Loss on extinguishment of debt	3.2	1.2	0.03	—	—	—
Separation costs	1.5	0.4	0.02	—	—	—

Income from continuing operations - Adjusted	$27.4	$11.2	$0.26	$27.0	$10.6	$0.26

	Income from Continuing			Income from Continuing
	Operations - 2008			Operations - 2007
		Income	Diluted		Income	Diluted
Year-to-Date	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income from continuing operations — GAAP	$37.5	$15.7	$0.35	$55.6	$20.9	$0.56
Adjustments:
Antitrust litigation	2.3	0.9	0.02	1.2	0.8	0.01
Special charges	—	—	—	0.2	(0.1)	—
Stock modification charge	5.8	2.1	0.06	—	—	—
Loss on extinguishment of debt	3.2	1.2	0.03	—	—	—
Separation costs	1.6	0.4	0.02	—	—	—

Income from continuing operations - Adjusted	$50.4	$20.3	$0.48	$57.0	$21.6	$0.57

Selected Summary Balance Sheet Schedule

		Pro Forma
	3/31/2008	12/31/2007 (1)	9/30/2007 (2)
Assets
Current Assets
Cash and cash equivalents	$145.9	$72.9	$81.5
Trade accounts receivable, net of allowances	362.1	340.9	491.6
Inventories	113.3	102.5	154.9
Other current assets	112.3	93.6	166.4

Total current assets	733.6	609.9	894.4

Equipment leased to others, net	192.8	189.5	185.7
Property, net	126.0	126.4	224.0
Other assets	584.5	580.1	812.9

Total Assets	$1,636.9	$1,505.9	$2,117.0

Liabilities
Current Liabilities
Trade accounts payable	$122.8	$72.3	$104.0
Other current liabilities	203.2	186.9	235.6

Total current liabilities	326.0	259.2	339.6

Long-term debt	126.6	100.6	348.6
Other long-term liabilities	131.4	122.2	151.0

Total Liabilities	584.0	482.0	839.2

Shareholders’ Equity	1,052.9	1,023.9	1,277.8

Total Liabilities and Shareholders’ Equity	$1,636.9	$1,505.9	$2,117.0

(1)	Reflects the separation of our funeral services business as included in Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2008.

(2)	Reflects consolidated balance sheet of medical technology and funeral services business prior to completion of separation of funeral services business.

Financial Guidance for Fiscal Year 2008

		2008 Range
($ in millions, except EPS)	2007	Low	High

Net Revenues
Health Care sales	$941	$1,009	$1,022
Health Care rentals	416	455	464

Total revenues	1,357	1,464	1,486
vs prior year actual	+5.3%	+7.9%	+9.5%

Health Care sales gross margin %	41.9%	41.9%	43.2%
Health Care rentals gross margin %	50.2%	50.8%	52.5%

Operating Expenses*	482	530	547

Operating Income*	121	125	139

Tax Rate	33.7%	37.0%	37.0%

Income from Continuing Ops*	$70	$74	$83

Earnings per share — GAAP	$1.13	$1.05	$1.18
Earnings per share — Adjusted*	$1.13	$1.18	$1.32

*	Excludes special charges recognized in Q1 2008, as well as one time charges incurred in Q2 2008 for equity award modification, debt extinguishment, and other costs related to the spin-off of the funeral services business. See Non-GAAP Financial Disclosures and Reconciliations on the previous page.